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                                                                   EXHIBIT 99.1
                                                                   ------------

                               [IBIS LETTERHEAD]


CONTACT:

Debra L. Nelson, Chief Financial Officer    Van Negris / Philip J. Denning
Ibis Technology Corporation                 Kehoe, White, Savage & Company, Inc,
(978) 777-4247                              (212) 888-1616


FOR IMMEDIATE RELEASE
---------------------

                IBIS TECHNOLOGY CORPORATION EXPECTED TO REPORT A
           NET LOSS PER SHARE OF $0.29-$0.33 FOR FOURTH QUARTER 1997;

             IBIS TECHNOLOGY CORPORATION COMPLETES INITIAL PHASE OF
                    PLANNED REALIGNMENT AND REORGANIZATION OF
                       TECHNICAL AND MANAGEMENT RESOURCES
           TO SUPPORT COMMERCIAL SCALE PRODUCTION OF SIMOX-SOI WAFERS;

             WILLIAM WRAY PROMOTED TO VICE PRESIDENT OF ENGINEERING;

            DEBRA L. NELSON, CPA JOINS IBIS AS CHIEF FINANCIAL OFFICER

DANVERS, MA -- FEBRUARY 3, 1998 -- Ibis Technology Corporation (Nasdaq: IBIS), the leading supplier of SIMOX-SOI (Separation by IMplantation of OXygen/ Silicon-On-Insulator) wafers to the semiconductor industry, today announced that, based upon preliminary analysis, it expects to report a net loss in the range of $0.29-$0.33 per share for the fourth quarter ended December 31, 1997. Factors contributing to this expected loss include lower than anticipated product sales, lower product margins and non-recurring charges, primarily relating to wafer inventory and spare parts. The Company will announce actual results for the fiscal 1997 fourth quarter and year-end when they become available.

The Company also announced that it has completed the initial phase of a planned realignment and reorganization of its technical and management resources consistent with a strategic change to increase the focus on commercial-scale production of SIMOX-SOI materials.

William Wray, a key member of Ibis' core technology group and Chief Electronics Engineer, has been promoted to Vice President of Engineering and assumes responsibility for all facets of ion implanter design, development and manufacture. Additionally, Dr. Michael L. Alles and other key members of the technical staff have been assigned to support the SIMOX-SOI wafer manufacturing group during this critical reallocation of resources.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, stated: "We are pleased to recognize the talents of William Wray and Dr. Michael Alles and their outstanding contributions to the growth of Ibis. We believe that the unique advantages of Ibis' SIMOX-SOI Technology -- the ability to design high performance circuits that operate at high speeds and low operating voltages -- will result in a stream of commercial applications over time. We have already seen the beginnings of that application flow in the SIMOX-SOI devices being offered by Bookham Technology Ltd., Honeywell, Inc. and Mitsubishi Electric Corporation. We continue to be enthusiastic and excited about the prospects for Ibis going forward and believe that fiscal 1998 will begin to see the adoption of SIMOX-SOI wafers into volume applications."

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IBIS TECHNOLOGY CORPORATION
February 3, 1998 -- Page Two

Mr. Wray, who has been with Ibis since 1989, was responsible for the development of the control systems for the Ibis 1000 implanter. Prior to joining Ibis, Mr. Wray was Director of Electronics Engineering at Ion Microfabrication Systems, Inc., a scientist at the Ion Beam Systems Division of Eaton Corporation, and worked closely with Edwin Land at Polaroid and at the Rowland Institute for Science as the Director of the Electronics Laboratory. Mr. Wray holds a variety of patents in various fields. He succeeds Theodore Smick who has resigned to pursue other business interests.

The Company also announced that Debra L. Nelson has been named Chief Financial Officer. Ms. Nelson was most recently Chief Financial Officer at Rockport Trade Systems, Inc. Prior to that, she was the Controller and Treasurer of Ibis Technology Corporation, and a Senior Accountant at KPMG Peat Marwick LLP. She holds a B.S. in Accounting from Merrimack College and is a Certified Public Accountant.

Ms. Nelson succeeds Timothy J. Burns who is leaving to pursue personal interests. Mr. Reid commented: "We wish to acknowledge the contributions of Tim Burns to our company, where he was instrumental in helping to create the financial and operational framework to support the evolution of Ibis to a major player in the emerging global SOI marketplace. All of us at Ibis wish Tim well in his activities going forward."

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry and whose goal is to be the world leader in volume manufacturing of SIMOX-SOI wafers. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on conventional bulk silicon or epitaxial wafers. Ibis is promoting the global acceptance of SIMOX-SOI wafers by continuing to develop advanced proprietary oxygen implanters and process technology as well as by the formation of strategic alliances.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

NOTE: Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the Internet located at http://www.ibis.com.


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